Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
         For the periods ended September 28, 1995 and September 29, 1994
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                          Third Quarter         Nine Months
                                       -------------------  -------------------
                                          1995      1994      1995      1994
                                       --------- ---------  --------- ---------
Net income                             $   4,574  $  7,567  $  7,059   $ 18,701
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (159)     (169)     (471)     (480)
                                        --------- --------- --------  --------

Net income applicable to computation    $  4,415  $  7,398  $  6,588  $ 18,221
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    38,159    37,375    37,944    37,370
   Common equivalent shares
    Additional shares applicable to
      restricted stock based on the
      market close price at the end
      of the period                           --        --        --        --
    Additional shares applicable to
      stock options based on the
      weighted average market price        1,050       850     1,027       854
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      39,209    38,225    38,971    38,224

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period     1        38        66        34

   Conversion of preferred stock at
      the stated rate                        992     1,020     1,001     1,026
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  40,202    39,283    40,038    39,284
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $    .11  $    .19  $    .17  $    .48

Net income per common share assuming
  full dilution                         $    .11  $    .19  $    .16  $    .46